Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is made as of [●], 2014 to be effective as of [●], 2014 by and among the SERIES A-1 (the "A-1 Series") of ETRE REIT, LLC, a Delaware series limited liability company (the "Company"), ETRE PROPERTY A-1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the A-1 Series (the "Property LLC"), and ETRE aSSET Management, LLC, a Delaware limited liability company (together with its permitted assignees, the "Administrative Agent").

WHEREAS, the Company is a Delaware series limited liability company;

WHEREAS, the A-1 Series is a separate series of the Company that intends to elect and qualify to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the A-1 Series and the Property LLC desire to retain the Administrative Agent to provide administrative services to them on the terms and conditions hereinafter set forth, and the Administrative Agent wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                 Definitions.  The following terms have the following meanings assigned to them:

(a)                "A-1 Series" shall have the meaning set forth in the introductory paragraph of this Agreement.

(b)               "A-1 Series Account" shall have the meaning set forth in Section 5 of this Agreement.

(c)                "Administrative Agent" shall have the meaning set forth in the introductory paragraph of this Agreement.

(d)               "Administrative Agent Indemnified Party" shall have the meaning set forth in Section 11(a) of this Agreement.

(e)                "Administrative Sale Fee" means a fee equal to 1.00% of the A-1 Series' Total Capitalization at the end of the month immediately preceding a Property Sale, payable (in cash) upon the consummation of such Property Sale.

(f)                "Administrative Services" shall have the meaning set forth in Section 2(d)  of this Agreement.

(g)                "Agreement" means this Administrative Services Agreement, as amended, restated or supplemented from time to time.

(h)               "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(i)                 "Bankruptcy" means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided  that the same shall not have been vacated, set aside or stayed within such 60‑day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

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(j)                 "Board of Directors" means the board of directors of the Company; provided, however, that, if the Company's Governing Instruments designate a specific director to be associated with one or more series of the Company but not the A-1 Series, such director shall not be deemed to be a part of the Board of Directors for purposes of this Agreement.

(k)               "Code" means the Internal Revenue Code of 1986, as amended.

(l)                 "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

(m)             "Company Indemnified Party" shall have the meaning set forth in Section 11(b) of this Agreement.

(n)               "Director" means a member of the Board of Directors; provided, however, that, if the Company's Governing Instruments designate a specific director to be associated with a series of the Company other than the A-1 Series, such director shall not be deemed to be a Director for purposes of this Agreement.

(o)               "ETRE Financial" shall have the meaning set forth in Section 2(b) of this Agreement;

(p)               "Excess Funds" shall have the meaning set forth in Section 2(k) of this Agreement.

(q)               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(r)                 "Expenses" shall have the meaning set forth in Section 9 of this Agreement.

(s)                "GAAP" means generally accepted accounting principles, as applied in the United States.

(t)                 "Governing Instruments" means the certificate of formation, the limited liability company agreement and the bylaws (if applicable) in the case of a limited liability company, the certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(u)               "Indemnitee" means any Administrative Agent Indemnified Party or Company Indemnified Party.

(v)               "Indemnitor" shall have the meaning set forth in Section 11(c) of this Agreement.

(w)              "Independent Directors" means the members of the Board of Directors who are not officers, personnel or employees of the Administrative Agent or any Person directly or indirectly controlling or controlled by the Administrative Agent, and who are otherwise "independent" in accordance with the Company's Governing Instruments and, if applicable, the rules of any national securities exchange on which the Series A-1 Common Shares are listed.

(x)               "Initial Administrative Services Fee" means a one-time fee equal to $800,000, payable (in cash) upon the effective date of this Agreement.

(y)               "Initial Public Offering" means the initial public offering of the Series A-1 Common Shares.

(z)                "Inter-Series Policy" means any inter-series relationship, conflicts of interest and opportunity allocation policy of the Company adopted by the Company in accordance with the Company's Governing Instruments.

(aa)            "Investment Company Act" means the Investment Company Act of 1940, as amended.

(bb)           "Lender" means Morgan Stanley Mortgage Capital Holdings, LLC, a New York limited liability company.

(cc)            "Loan Agreement" means that certain Loan Agreement dated April [•], 2014 by and between the Lender and the Property LLC.

(dd)           "Loan Documents" means "Loan Documents" as defined in the Loan Agreement.

(ee)            "Monitoring Services" shall have the meaning set forth in Section 2(d)  of this Agreement.

(ff)             "NASDAQ" means the NASDAQ Capital Market.

(gg)            "Net Operating Income" means the A-1 Series' net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of the Independent Directors.

(hh)           "Officer" means an officer of the Company; provided, however, that, if the Company's Governing Instruments designate a specific officer to be associated with one or more series of the Company but not the A-1 Series, such officer shall not be deemed to be an Officer for purposes of this Agreement.

(ii)               "Property" means the real property located at 1201 Connecticut Avenue, NW, Washington, D.C. 20036, together with the improvements thereon.

(jj)               "Property LLC" shall have the meaning set forth in the introductory paragraph of this Agreement.

(kk)           "Property Manager" shall mean Jones Lang LaSalle Americas, Inc., a Maryland corporation.

(ll)               "Property Management Agreement" means the Property Management and Leasing Agreement dated as of April [●], 2014 by and between the Property Manager and the Property LLC.

(mm)       "Property Sale" means either (a) a distribution to holders of, or redemption of, outstanding Series A-1 Common Shares in connection with a disposition of all or substantially all of the A-1 Series' interest in the Property LLC or the Property LLC's interest in the Property in accordance with the Company's Governing Instruments or (b) a redemption of outstanding Series A-1 Common Shares in accordance with the Company's Governing Instruments and pursuant to the Company's Tender Offer Policy.

(nn)           "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(oo)           "Quarterly Administrative Services Fee" means a fee equal to $50,000 per quarter plus 2.0% of the A-1 Series' Net Operating Income during the prior fiscal quarter, calculated and paid (in cash) quarterly in arrears.

(pp)           "Redemption" means a redemption of all outstanding Series A-1 Common Shares in exchange for equity interests in the Property LLC in accordance with the Company's Governing Instruments, other than a redemption pursuant to the Company's Tender Offer Policy.

(qq)           "REIT" means a "real estate investment trust", as defined under the Code.

(rr)              "SEC" means the Securities and Exchange Commission.

(ss)             "Securities Act" means the Securities Act of 1933, as amended.

(tt)               "Series A-1 Common Shares" means the Company's A-1 Series common shares of limited liability company interest that represent ownership interests in the A-1 Series.

(uu)           "Services" shall have the meaning set forth in Section 2(c)  of this Agreement.

(vv)           "Subsidiary" means any subsidiary of the A-1 Series, including, without limitation, the Property LLC; any partnership, the general partner of which is the A-1 Series or any subsidiary of the A-1 Series; any limited liability company, the managing member of which is the A-1 Series or any subsidiary of the A-1 Series; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the A-1 Series or any subsidiary of the A-1 Series.

(ww)        "Tender Offer Policy" means any tender offer policy as to Series A-1 Common Shares adopted by the Company.

(xx)           "Total Capitalization" means the sum of the A-1 Series' total debt, members' capital, retained earnings and noncontrolling interests in the Property LLC.

Section 2.                 Appointment and Duties of the Administrative Agent.

(a)                Each of the A-1 Series and the Property LLC hereby appoints the Administrative Agent to provide administrative services to the A-1 Series and the Property LLC on the terms, and subject to the conditions, set forth in this Agreement.  The Administrative Agent hereby agrees to use its commercially reasonable efforts to perform its duties as specified in this Agreement.  The appointment of the Administrative Agent shall be exclusive to the Administrative Agent except to the extent that the Administrative Agent otherwise agrees, and except to the extent that the Administrative Agent elects, pursuant to the terms of this Agreement, to cause the duties of the Administrative Agent hereunder to be provided by third parties.

(b)               The parties acknowledge that (i) the Administrative Agent is a special purpose vehicle formed for the principal purpose of providing administrative services to the series of the Company and their respective subsidiaries; (ii) the Administrative Agent is an affiliate of ETRE Financial, LLC, a Delaware limited liability company ("ETRE Financial"); (iii) the Administrative Agent performs its services for the A-1 Series and the Property LLC through the personnel and facilities of ETRE Financial; (iv) the Administrative Agent has no, and will have no, employees or other persons acting on its behalf other than (A) officers, managers and employees of ETRE Financial, or (B) other persons who are subject to the supervision and control of ETRE Financial; and (v) the Administrative Agent has been delegated the authority to interpret, make determinations under and oversee the implementation of the policies set forth in the Inter-Series Policy.

(c)                The Administrative Agent, in its capacity as administrative agent, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the A-1 Series may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Administrative Agent hereby.  The Administrative Agent will be responsible for the day-to-day operations of the A-1 Series and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the A-1 Series and the Subsidiaries as may be appropriate (such services and activities, together with the Administrative Services, the Monitoring Services, and any and all other services contemplated to be performed by the Administrative Agent hereunder, collectively, the "Services"), including, without limitation:

(i)                 providing daily management for the A-1 Series and the Subsidiaries and performing and supervising the various administrative functions necessary for the day-to-day management of the operations of the A-1 Series and the Subsidiaries;

(ii)               investigating, selecting and, on behalf of the A-1 Series and the Subsidiaries, engaging and conducting business with and supervising the performance of such persons as the Administrative Agent deems necessary to the proper performance of its obligations under this Agreement (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including affiliates of the Administrative Agent and persons acting in any other capacity deemed by the Administrative Agent to be necessary or desirable for the performance of any of the Services (including entering into contracts in the name of the A-1 Series and the Subsidiaries relating to any of the foregoing);

(iii)             consulting with the Officers and Directors and assisting the Directors in the formulation and implementation of the A-1 Series' financial policies and, as necessary, furnishing the Board of Directors with advice and recommendations with respect to the investment objectives and policies of the A-1 Series and in connection with any borrowings (or refinancing of borrowings) proposed to be undertaken by the A-1 Series or the Subsidiaries;

(iv)             (A) subject to any applicable restrictions in the Company's Governing Instruments related to debt financing and cross-subsidiary guarantees, arranging for financing and refinancing and making other changes in the asset or capital structure of the A-1 Series and the Subsidiaries; (B) entering into leases and service contracts for the A-1 Series and the Subsidiaries and, to the extent necessary, performing all other operational functions for the maintenance and administration of the A-1 Series and the Subsidiaries; (C) actively overseeing and managing the A-1 Series for purposes of meeting the A-1 Series' investment objectives; (D) overseeing, supervising and evaluating affiliated and non-affiliated property managers who perform services for the A-1 Series and the Subsidiaries; (E) overseeing affiliated and non-affiliated persons with whom the Administrative Agent contracts to perform certain of the Services; and (F) managing accounting and other recordkeeping functions for the A-1 Series and the Subsidiaries, including reviewing and analyzing the capital and operating budgets and generating an annual budget for the A-1 Series;

(v)               subject to the restrictions in the Company's Governing Instruments related to debt financing and cross-subsidiary guarantees, negotiating on behalf of the A-1 Series and the Subsidiaries with banks or other lenders for loans to be made to the A-1 Series or the Subsidiaries, and negotiating with investment banking firms and broker-dealers on behalf the A-1 Series and the Subsidiaries, or negotiating private sales of the Series A-1 Common Shares or obtaining loans for the A-1 Series and the Subsidiaries, but in no event in such a manner that the Administrative Agent shall be acting as broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Administrative Agent in connection with the foregoing shall be the responsibility of the A-1 Series and the Subsidiaries;

(vi)             from time to time, or at any time reasonably requested by the Board of Directors, making reports to the Board of Directors on its performance of the Services, including reports with respect to potential conflicts of interest involving the Administrative Agent or any of its affiliates;

(vii)           providing the A-1 Series and the Subsidiaries with all necessary cash management services;

(viii)         performing investor relations and shareholder communications functions for the A-1 Series;

(ix)             rendering such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions hereof;

(x)               maintaining the A-1 Series' and the Subsidiaries' accounting and other records and assisting the A-1 Series in preparing, reviewing and filing all reports required to be filed by it or the Company with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies or self-regulatory organizations;

(xi)             doing all things reasonably necessary to assure its ability to render the Services; and

(xii)           making recommendations to the Board of Directors with respect to follow-on offerings, tender offers in respect of the Series A-1 Common Shares, dispositions of the Property and other significant transactions.

(d)               Without limiting the foregoing, the Administrative Agent will perform administrative services (the "Administrative Services") on behalf of the A-1 Series and the Subsidiaries with respect to their business, assets and operations.  Such services will include, but not be limited to, consulting with the Directors and Officers on sale, leasing and other opportunities related to the Property; the collection of information and the submission of reports pertaining to the Property, interest rates and general economic conditions; periodic review and evaluation of the performance of the Property; acting as liaison between the A-1 Series and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the financing and disposition of the Property; and other customary functions related to administrative services.  Additionally, the Administrative Agent will perform monitoring services (the "Monitoring Services") on behalf of the A-1 Series and the Subsidiaries with respect to any supplies or services provided by third parties.  Such Monitoring Services will include, but not be limited to, negotiating supply agreements and service agreements; acting as a liaison between suppliers and service providers (including the Property Manager) and the A-1 Series and the Subsidiaries; supervising claims filed under any insurance policies; and enforcing the obligations of suppliers and service providers as necessary to protect the interests of the A-1 Series and the Subsidiaries.

(e)                For the period and on the terms and conditions set forth in this Agreement, each of the A-1 Series and the Property LLC hereby appoint and authorize the Administrative Agent as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such agreements, instruments and authorizations on their behalf, on such terms and conditions as the Administrative Agent, in its discretion, deems necessary or appropriate.  This power of attorney is deemed to be coupled with an interest and, as a result, is irrevocable and will survive events of Bankruptcy of the A-1 Series or the Property LLC.

(f)                The Administrative Agent may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the A-1 Series and the Subsidiaries to provide property management, leasing and other services to the A-1 Series and the Subsidiaries (including Administrative Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Property; provided  that (i) any such agreements entered into with Affiliates of the Administrative Agent shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm's-length basis and approved by a majority of the Independent Directors, (ii) with respect to Administrative Services, any such agreements shall be subject to the A-1 Series' prior approval and the Administrative Agent shall remain liable for the performance of such Administrative Services and (iii) with respect to Monitoring Services, any such agreements shall be subject to the A-1 Series' prior approval.

(g)                In addition, to the extent that the Administrative Agent deems necessary or advisable, the Administrative Agent may, from time to time, propose to retain one or more additional entities for the provision of supporting services to the Administrative Agent in order to enable the Administrative Agent to provide the Services to the A-1 Series and the Subsidiaries specified by this Agreement; provided  that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the A-1 Series and the Subsidiaries, and (ii) shall be approved by the Independent Directors of the Company.

(h)               The Administrative Agent may retain, for and on behalf and at the sole cost and expense of the A-1 Series and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Administrative Agent deems necessary or advisable in connection with the management and operations of the A-1 Series and the Subsidiaries.  Notwithstanding anything contained herein to the contrary, the Administrative Agent shall have the right to cause any such services to be rendered by its personnel or Affiliates.  Except as otherwise provided herein, the A-1 Series and the Subsidiaries shall pay or reimburse the Administrative Agent or its Affiliates performing such services for the cost thereof; provided  that, subject to Section 9 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

(i)                 As frequently as the Administrative Agent may deem necessary or advisable, or at the direction of the Board of Directors, the Administrative Agent shall, at the sole cost and expense of the A-1 Series and the Subsidiaries, prepare, or cause to be prepared, with respect to the Property, reports and other information with respect to the Property as may be reasonably requested by the Board of Directors or any Officer.

(j)                 The Administrative Agent shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the A-1 Series and the Subsidiaries reasonably required by the Board of Directors in order for the A-1 Series and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency or with the NASDAQ (or other principal securities exchange on which the Series A-1 Common Shares are then listed), and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's, the A-1 Series' and the Subsidiaries' books of account by a nationally recognized registered independent public accounting firm.  The cost and expense of such reports shall be allocated between the parties as provided in Section 9.

(k)               Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the A-1 Series to have been required as a direct result of the Administrative Agent's acts or omissions which result in the right of the A-1 Series and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Administrative Agent shall not be required to expend money ("Excess Funds") in connection with any expenses that are required to be paid for or reimbursed by the A-1 Series and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable A-1 Series Account or otherwise made available by the A-1 Series and the Subsidiaries to be expended by the Administrative Agent hereunder.

(l)                 In performing its duties under this Section 2, the Administrative Agent shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Administrative Agent.

Section 3.                 Devotion of Time; Additional Activities.

(a)                The Administrative Agent and its Affiliates will provide the A-1 Series and the Subsidiaries with appropriate support personnel.  The Administrative Agent is not obligated to dedicate any of its personnel exclusively to the A-1 Series, nor is the Administrative Agent or its personnel obligated to dedicate any specific portion of its or their time to the A-1 Series.

(b)               The Administrative Agent agrees to offer the A-1 Series and the Subsidiaries sale, financing, leasing and other business opportunities in accordance with the Inter-Series Policy.  Nothing in this Agreement shall (i) prevent the Administrative Agent or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other series of the Company or any other Person, including investing in, or rendering administrative services to any other series of the Company or others investing in, any type of business, whether or not the objectives or policies of any such series, other Person or entity are similar to those of the A-1 Series or the Property LLC or (ii) in any way bind or restrict the Administrative Agent or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Administrative Agent or any of its Affiliates, officers, directors, employees or personnel may be acting.  When making decisions where a conflict of interest may arise between the A-1 Series and any other series of the Company, the Administrative Agent will allocate sale, financing, leasing and other business opportunities in accordance with the Inter-Series Policy.  In the event the Administrative Agent believes that a matter may involve a conflict of interest that is not otherwise addressed by the Inter-Series Policy, the Administrative Agent shall submit such decision to, and shall be required to follow the decision taken by, the nominating and corporate governance committee of the Board of Directors (the "Nominating and Corporate Governance Committee") with respect to such matter.   The Administrative Agent shall not have liability hereunder if it follows any such decision taken or direction given by the Nominating and Corporate Governance Committee.

(c)                Managers, partners, officers, employees, personnel and agents of the Administrative Agent or Affiliates of the Administrative Agent may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company, the A-1 Series and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company's or such Subsidiary's Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company, the A-1 Series or the Subsidiaries, such persons shall use, as applicable, their respective titles in the Company, the A-1 Series or the Subsidiaries.

Section 4.                 Agency.  The Administrative Agent shall act as agent of the A-1 Series and the Subsidiaries in leasing, financing and disposing of the Property, disbursing and collecting the funds of the A-1 Series and the Subsidiaries, paying the debts and fulfilling the obligations of the A-1 Series and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the A-1 Series and the Subsidiaries and handling, prosecuting and settling any claims of or against the A-1 Series and the Subsidiaries, the Board of Directors, holders of the Company's securities associated with the A-1 Series or representatives or property of the A-1 Series and the Subsidiaries.

Section 5.                 Bank Accounts.  At the direction of the Board of Directors, the Administrative Agent may establish and maintain one or more bank accounts in the name of the A-1 Series or any Subsidiary (any such account, an "A-1 Series Account"), and may collect and deposit funds into any such A-1 Series Account or A-1 Series Accounts, and disburse funds from any such A-1 Series Account or A-1 Series Accounts, under such terms and conditions as the Board of Directors may approve, subject to and in accordance with the terms of the Loan Documents and the Property Management Agreement; and the Administrative Agent shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company, the A-1 Series or any Subsidiary.

Section 6.                 Records; Confidentiality.  The Administrative Agent shall maintain appropriate books of accounts and records relating to the Services, and such books of account and records shall be accessible for inspection by representatives of the Company, the A-1 Series or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Administrative Agent shall keep confidential any and all information obtained in connection with the Services and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors engaged to provide services to the A-1 Series or the Subsidiaries; (iii) to appraisers, financing sources and others in the ordinary course of the A-1 Series' or the Subsidiaries' business; (iv) to governmental officials having jurisdiction over the Company, the A-1 Series or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company, the A-1 Series or any Subsidiary or disclosure or presentations to the Company's shareholders or prospective shareholders; (vi) as required by law or legal process to which the Administrative Agent or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available.  The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Administrative Agent not resulting from the Administrative Agent's violation of this Section 6.  The provisions of this Section 6  shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.                 Obligations of Administrative Agent; Restrictions.

(a)                The Administrative Agent shall take such action as it deems necessary or appropriate with regard to the protection of the Property.

(b)               The Administrative Agent shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Inter-Series Policy, (ii) would adversely and materially affect the status of the A-1 Series as a REIT under the Code, (iii) would adversely and materially affect the Company's or any Subsidiary's status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, the A‑1 Series or any Subsidiary or that would otherwise not be permitted by the Company's Governing Instruments.  If the Administrative Agent is ordered to take any such action by the Board of Directors, the Administrative Agent shall promptly notify the Board of Directors of the Administrative Agent's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, the Administrative Agent, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Administrative Agent and any Person providing supporting services to the Administrative Agent shall not be liable to the A-1 Series or any Subsidiary, the Board of Directors, or the Company's or any Subsidiary's shareholders, members or partners, for any act or omission by the Administrative Agent, its directors, officers, stockholders, personnel or employees except as provided in Section 11  of this Agreement.

(c)                The Administrative Agent shall at all times during the term of this Agreement maintain "errors and omissions" insurance coverage and other insurance coverage which is customarily carried by administrative agents performing functions similar to those of the Administrative Agent under this Agreement with respect to properties similar to the Property, in an amount which is comparable to that customarily maintained by other administrative agents of similar properties.

Section 8.                 Compensation.

(a)                The A-1 Series and the Property LLC shall be jointly responsible for paying the Administrative Agent the Initial Administrative Services Fee upon the effective date of this Agreement.

(b)               The A-1 Series and the Property LLC shall be jointly responsible for paying the Administrative Agent the Quarterly Administrative Services Fee quarterly in arrears commencing with the fiscal quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(c)                The Administrative Agent shall compute each installment of the Quarterly Administrative Services Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable.  A copy of the computations made by the Administrative Agent to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Quarterly Administrative Services Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery of such computations to the Board of Directors.

(d)               Following a Property Sale, the A-1 Series and the Property LLC, jointly and severally, shall pay the Administrative Agent the Administrative Sale Fee; provided, however, that no Administrative Sale Fee shall be payable to the Administrative Agent in respect of any Property Sale that occurs during the first year following the effective date of this Agreement if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with a Property Sale is less than the aggregate purchase price paid by the Property LLC in connection with the acquisition of the Property.

Section 9.                 Expenses.

(a)                Subject to and in accordance with the terms of the Loan Agreement and other Loan Documents, the A-1 Series and the Property LLC, jointly and severally, shall pay all property-level fees, costs and expenses of the Company, the A-1 Series and the Subsidiaries (other than those specifically required to be borne by the Administrative Agent under this Agreement) ("Expenses").  Expenses shall include, but not be limited to:

(i)                 the actual cost of goods and services used by the A-1 Series and any of the Subsidiaries, obtained from entities that are not Affiliates of the Administrative Agent;

(ii)               fees, costs and expenses of property managers performing property management and leasing services for the Property, including the fees, costs and expenses of the Property Manager pursuant to the Property Management Agreement;

(iii)             costs associated with property-level insurance required in connection with the business of the A-1 Series;

(iv)             expenses associated with the listing of the Series A-1 Common Shares (or any other securities of the Company associated with the A-1 Series or of any Subsidiary) on the NASDAQ or other national securities exchange;

(v)               expenses associated with the formation of the A-1 Series and any of the Subsidiaries;

(vi)             expenses associated with the offering, issuance and distribution of Series A-1 Common Shares (or any other any other securities of the Company associated with the A-1 Series or of any Subsidiary), such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(vii)           expenses of organizing, revising, amending, converting, modifying or terminating the A-1 Series and any Subsidiary;

(viii)         expenses related to the preparation, printing and mailing of any proxy statements or other SEC filings in connection with any shareholder proposal, disposition, tender offer or redemption relating to the Property, the Property LLC or the A-1 Series;

(ix)             expenses related to the preparation, printing and mailing of other property-level reports required by governmental entities;

(x)               property-level service expenses, including all costs and expenses incurred by the Administrative Agent or its Affiliates in fulfilling its duties hereunder at the property level, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of the Administrative Agent or its Affiliates to the extent that such employees perform services for which the Administrative Agent receives compensation in accordance with the terms of this Agreement; and

(xi)             property-level accounting and legal fees.

(b)               To the extent the Administrative Agent advances any Expenses, the A-1 Series and the Property LLC shall, jointly and severally, reimburse the Administrative Agent for all documented Expenses incurred on behalf of the A-1 Series and/or the Subsidiaries in accordance with Section 10 hereof.

(c)                To the extent any Expenses are allocable to both the A-1 Series and any other series of the Company, such Expenses shall be allocated to the A-1 Series and such other series in accordance with the Inter-Series Policy.

(d)               The Administrative Agent may, at its option, elect not to seek reimbursement for certain Expenses during a given month, which determination shall not be deemed to construe a waiver of reimbursement for similar Expenses in future periods.

(e)                Notwithstanding anything to the contrary in Section 9(a) or Section 9(b), the A-1 Series and the Property LLC shall not pay, and shall not be obligated to reimburse, the Administrative Agent for certain non-property level expenses of the Company, and the Administrative Agent will pay such non-property level expenses on behalf of the Company, including (i) accounting and other expenses related to the administration of non-property-level audits; (ii) except as set forth above in Section 9(a), the preparation, printing and mailing of all filings made by the Company under the Exchange Act, including Forms 10-K, 10-Q and 8-K, and proxy statements;  and (iii) insurance for the Company's directors and officers (unless any such director or officer of the Company is associated solely with the A-1 Series).

(f)                The provisions of this Section 9  shall survive the expiration or earlier termination of this Agreement to the extent such Expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10.             Calculation and Reimbursement of Expenses.  The Administrative Agent shall prepare a statement documenting the Expenses of the A-1 Series and the Subsidiaries and the Expenses incurred by the Administrative Agent on behalf of the A-1 Series and the Subsidiaries during each month, and shall deliver such statement to the Company and the Property LLC within 45 days after the end of each month.  Expenses incurred by the Administrative Agent on behalf of the A-1 Series and the Subsidiaries, including expenses allocated to the A-1 Series and the Property LLC pursuant to Section 9 above, shall be reimbursed by the A-1 Series and the Property LLC to the Administrative Agent on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Administrative Agent against amounts due to the A-1 Series and the Subsidiaries.  The provisions of this Section 10  shall survive the expiration or earlier termination of this Agreement.

Section 11.             Limits of Administrative Agent Responsibility; Indemnification.

(a)                The Administrative Agent assumes no responsibility under this Agreement other than to render the Services and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Administrative Agent, including as set forth in Section 7(b) of this Agreement.  The Administrative Agent, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Administrative Agent and any of such Person's officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing supporting services to the Administrative Agent (each an "Administrative Agent Indemnified Party") will not be liable to the Company, the A-1 Series or any Subsidiary, to the Board of Directors, or the Company's or any Subsidiary's shareholders, members or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Administrative Agent's duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The A-1 Series and the Property LLC shall, jointly and severally, to the full extent lawful, reimburse, indemnify and hold each Administrative Agent Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from any acts or omissions of such Administrative Agent Indemnified Party made in good faith in the performance of the Administrative Agent's duties under this Agreement and not constituting such Administrative Agent Indemnified Party's bad faith, willful misconduct, gross negligence or reckless disregard of the Administrative Agent's duties under this Agreement.

(b)               The Administrative Agent shall, to the full extent lawful, reimburse, indemnify and hold the Company, the A-1 Series, any Subsidiary, the shareholders, directors and officers of the Company and any Subsidiary and each other Person, if any, controlling the Company (each, a "Company Indemnified Party") harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from the Administrative Agent's bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction, or any claims by ETRE Financial's personnel relating to the terms and conditions of their employment by the Administrative Agent or ETRE Finanical, as applicable.

(c)                An Indemnitee will promptly notify the party against whom indemnity is claimed (the "Indemnitor") of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim.  In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor's counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12.             No Joint Venture.  Nothing in this Agreement shall be construed to make the A-1 Series, the Property LLC and the Administrative Agent partners or joint venturers or impose any liability as such on any of them.

Section 13.             Term; Termination.

(a)                This Agreement shall have an indefinite term; provided, however, that this Agreement may be terminated as provided in Section 13(b) below and in Section 15.

(b)               In the event of a Property Sale, this Agreement shall terminate upon payment in full of the applicable Administrative Sale Fee.  In the event of a Redemption, the Administrative Agent may terminate this Agreement, with such termination deemed to have occurred upon the consummation of such redemption.

(c)                If this Agreement is terminated pursuant to this Section 13 or Section 15, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 6, Section 9, Section 10 and Section 13(b) of this Agreement.  In addition, Section 11 and Section 21 of this Agreement shall survive termination of this Agreement.

Section 14.             Assignment.

(a)                Except as set forth in Section 14(b) of this Agreement, this Agreement may not be assigned, in whole or in part, by the Administrative Agent, unless such assignment is consented to in writing by the A-1 Series and the Property LLC with the approval of a majority of the Independent Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Administrative Agent is bound.  In addition, the assignee shall execute and deliver to the A-1 Series and the Property LLC a counterpart of this Agreement naming such assignee as Administrative Agent.  Except as set forth in Section 14(c) of this Agreement, this Agreement shall not be assigned by the A-1 Series or the Property LLC without the prior written consent of the Administrative Agent, except in the case of assignment by the A-1 Series or the Property LLC to another entity which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the A-1 Series or the Property LLC, as applicable, in which case such successor entity shall be bound under this Agreement and by the terms of such assignment in the same manner as the A-1 Series or the Property LLC, as applicable, is bound under this Agreement.

(b)               Notwithstanding any provision of this Agreement, the Administrative Agent may subcontract and assign any or all of its responsibilities under Section 2(c), Section 2(e) and Section 2(f) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and each of the A-1 Series and the Property LLC hereby consents to any such assignment and subcontracting.  In addition, provided  that the Administrative Agent provides prior written notice to the A-1 Series for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Administrative Agent under this Agreement.  In addition, the Administrative Agent may assign this Agreement to any of its Affiliates without the approval of the Independent Directors.

(c)                In connection with a Redemption, all rights and obligations of the A-1 Series under this Agreement shall be automatically assigned to the Property LLC, unless the Administrative Agent elects to terminate this Agreement in connection with such redemption.

Section 15.             Termination for Cause.

(a)                The A-1 Series and the Property LLC may terminate this Agreement effective upon 30 days' prior written notice of termination from the Board of Directors to the Administrative Agent if (i) the Administrative Agent or its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30‑day period, unless (a) such material breach, by its nature, is not capable of being cured within such 30-day period and (b) within such 30-day period, the Administrative Agent commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (c) the Administrative Agent causes such material breach to be cured within a reasonable period time thereafter, (ii) the Administrative Agent engages in any act of fraud, misappropriation of funds, or embezzlement against any series of the Company or their respective subsidiaries, (iii) there is an event of any gross negligence on the part of the Administrative Agent in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Administrative Agent's Bankruptcy, (v) the Administrative Agent is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Administrative Agent; provided, however, that unsatisfactory financial performance of the Property shall in no event constitute Cause under this Agreement.

(b)               The Administrative Agent may terminate this Agreement effective upon 60 days’ prior written notice of termination to the A-1 Series in the event that the A-1 Series or the Property LLC shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period, unless (a) such material breach, by its nature, is not capable of being cured within such 30-day period and (b) within such 30-day period, the A-1 Series or the Property LLC commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (c) the A-1 Series or the Property LLC causes such material breach to be cured within a reasonable period time thereafter.

(c)                The Administrative Agent may terminate this Agreement in the event the Company becomes regulated as an "investment company" under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16.             Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Section 13 or Section 15 of this Agreement, the Administrative Agent shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination.  Upon such termination, the Administrative Agent shall forthwith:

(a)                after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the A-1 Series or a Subsidiary all money collected and held for the account of the A-1 Series or a Subsidiary pursuant to this Agreement;

(b)               deliver to the Board of Directors a full accounting, including a statement       showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the A-1 Series or a Subsidiary; and

(c)                deliver to the Board of Directors all property and documents of the A-1 Series or any Subsidiary then in the custody of the Administrative Agent.

Section 17.             Release of Money or Other Property Upon Written Request.  The Administrative Agent agrees that any money or other property of the A-1 Series or any Subsidiary held by the Administrative Agent under this Agreement shall be held by the Administrative Agent as custodian for the A-1 Series or Subsidiary, and the Administrative Agent's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the A-1 Series or such Subsidiary.  Upon the receipt by the Administrative Agent of a written request signed by a duly authorized Officer requesting the Administrative Agent to release to the A-1 Series or any Subsidiary any money or other property then held by the Administrative Agent for the account of the A-1 Series or any Subsidiary under this Agreement, the Administrative Agent shall release such money or other property to the A-1 Series or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request.  The Administrative Agent shall not be liable to the Company, the A-1 Series, any Subsidiary, the Board of Directors, or the Company's or a Subsidiary's members, shareholders or partners or their respective Affiliates for any acts performed or omissions to act by the A-1 Series or any Subsidiary in connection with the money or other property released to the A-1 Series or any Subsidiary in accordance with the second sentence of this Section 17.  The A-1 Series, the Property LLC and any other Subsidiary shall, jointly and severally, indemnify the Administrative Agent and its officers, directors, personnel, agents, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Administrative Agent's release of such money or other property to the A-1 Series or any Subsidiary in accordance with the terms of this Section 17.  Indemnification pursuant to this provision shall be in addition to any right of the Administrative Agent Indemnified Parties to indemnification under Section 11 of this Agreement.

Section 18.             Amendment.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

Section 19.             Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)                If to the A-1 Series:

ETRE REIT, LLC, Series A-1

44 Wall Street

New York, New York 10005

Tel (212) 596-7225

with a copy to:

Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
212 878-8527 (tele.)
(212) 878-8375 (fax)

(b)               If to the Property LLC:

 ETRE Property A-1, LLC

44 Wall Street

New York, New York 10005

Tel (212) 596-7225

with a copy to:

Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
212 878-8527 (tele.)
(212) 878-8375 (fax)

(c)                If to the Administrative Agent:

ETRE Asset Management, LLC

44 Wall Street

New York, New York 10005

Tel (212) 596-7225

with a copy to:

Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
212 878-8527 (tele.)
(212) 878-8375 (fax)

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 20.             Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.             Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 22.             GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 23.             No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24.             Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 26.             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27.             Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES A-1 of ETRE REIT, LLC

By:
Name:
Title:

ETRE PROPERTY A-1, LLC, a Delaware limited liability company

By:
Name:
Title:

ETRE ASSET MANAGEMENT, LLC, a Delaware limited liability company

By: ___________________________________
Name:

Title: